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                                 THIRD RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              WEBTRENDS CORPORATION

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      Pursuant to Section 60.451 of the Oregon Revised Statutes, the undersigned corporation adopts the following Third Restated Articles of Incorporation, which shall supersede the existing Second Restated Articles of Incorporation and all amendments thereto.

                                 ARTICLE 1. NAME

      The name of the corporation is WebTrends Corporation (the "Corporation").

                               ARTICLE 2. DURATION

      The period of the Corporation's duration shall be perpetual.

                         ARTICLE 3. PURPOSES AND POWERS

      The purpose for which the Corporation is organized is to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Oregon Business Corporation Act.

      The Corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the Corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to the Corporation.

                          ARTICLE 4. AUTHORIZED SHARES

      The total number of shares of capital stock which the Corporation has authority to issue is 75,000,000 shares of capital stock, consisting of 15,000,000 shares of Preferred Stock, no par value per share (the "Preferred Stock") and 60,000,000 shares of Common Stock, no par value per share (the "Common Stock").

      4.1. Preferred Stock. Except as otherwise expressly prohibited by the provisions of these Articles of Incorporation of the Corporation, shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of


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any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established.

      4.2. Common Stock. Subject to any preferential or other rights granted to any series of Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive dividends out of funds of the Corporation legally available therefor, at the rate and at the time or times as may be provided by the Board of Directors and shall be entitled to receive distributions legally payable to shareholders on the liquidation of the Corporation. The holders of shares of Common Stock, on the basis of one vote per share, shall have the right to vote in shareholder elections for members of the Board of Directors of the Corporation and the right to vote on all other shareholder matters, except where a separate class or series of the Corporation's shareholders vote by class or series.

                   ARTICLE 5. LIMITATION OF DIRECTOR LIABILITY

      To the fullest extent that the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its shareholders for any monetary damages for conduct as a director. Any amendment to or repeal of this Article or amendment to the Oregon Business Corporation Act shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                           ARTICLE 6. INDEMNIFICATION

      To the fullest extent not prohibited by law, the corporation: (i) shall indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director of the corporation, and (ii) may indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was an officer, employee or agent of the corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974), with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. This Article shall not be deemed

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exclusive of any other provisions for the indemnification of directors, officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the corporation. For purposes of this Article, "corporation" shall mean the corporation incorporated hereunder and any successor corporation thereof.

                         ARTICLE 7. REMOVAL OF DIRECTORS

      The Directors of this Corporation may be removed only for cause.

                                ARTICLE 8. VOTING

      The shareholders are authorized to adopt or amend one or more bylaws that fix a greater quorum or voting requirement for shareholders, or voting groups of shareholders, than is required by the Oregon Business Corporation Act.

                            ARTICLE 9. EFFECTIVE DATE

      These Third Restated Articles were adopted by the Board of Directors on April 23, 1999.

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                                  EXHIBIT A TO

                             ARTICLES OF AMENDMENT



     The first paragraph of Article 4 of the Third Restated Articles of Incorporation is hereby amended to read as follows:


          "The total number of shares of capital stock which the Corporation has authority to issue is 315,000,000 shares of capital stock, consisting of 15,000,000 shares of Preferred Stock, no par value per share (the "Preferred Stock") and 300,000,000 shares of Common Stock, no par value per share (the "Common Stock")."